Exhibit 10.5

Alteryx 2020 Discretionary Bonus Plan

1.Purpose

To provide a performance-based incentive bonus plan that will:

◦align the interests of our company, our associates, and our investors,
◦enable Alteryx to achieve and exceed specified financial goals,
◦attract and retain associates to enhance our leadership position within the industry, and

◦recognize and reward employees for their individual contributions to our success.

2.Performance Period

The performance period is January 1, 2020 through December 31, 2020.

3.Eligibility

Eligible participants are Alteryx employees and employees of its wholly owned subsidiaries who:

◦were employed prior to October 1, 2020,
◦are in positions deemed as bonus eligible,
◦are actively employed, in good standing, on the date that bonus payments are made and are not on a performance improvement plan, and

◦are not eligible for another incentive, commission, or variable compensation plan (e.g., sales/services commission plans).

4.Payments

The payment schedule for the bonus plan will be as follows:

◦Payable with the normal payroll payment on or before March 15, 2021

5.Eligible Compensation

Eligible compensation for purposes of calculating an employee’s bonus payment will be the employee’s annual base salary in effect on December 31, 2020.

Eligible employees starting after March 31, 2020 will be eligible for a prorated bonus based on their employment start date.

For employees on Leave of Absence during the performance period, eligible bonus will be prorated for the number of days on active status.

6.Company Performance Metrics

Company performance will be determined by achievement of a specific Annual
Recurring Revenue (ARR) target.

ARR represents the total annual contract value for active customer subscription contracts as of a measurement date, , including or excluding certain adjustments as determined by the Chief Financial Officer.

The ARR target as of December 31, 2020 is $515 million.

An employee’s bonus award calculated on the above performance metric may be increased or decreased at the discretion of management to reflect individual performance or extraordinary events.

7.Bonus Pool Funding

The Company must achieve a minimum performance threshold of ARR for the bonus pool to be funded and paid.

At 100% achievement or higher of the ARR performance target, the bonus pool will be funded at 100% of target. If ARR is below the target, the bonus pool funding amount will be interpolated between pool funding amounts as exemplified on the chart shown below.

Measurement: AR at 12/31/20
Target Achievement	Pool Funding
< 80%	$0
100%	100%

For example, the bonus pool will not fund until 80% of target is reached, achievement of 80% to 100% of target will result in pool funding at a percent-for percent rate, and achievement of greater than 100% of target will result in pool funding at 100%.

Achievement will be rounded the nearest whole percentage. The chart is for illustrative purposes only to summarize bonus pool funding and may change based on company goals.

8.Participant’s Target Bonus

A participant’s target bonus award is determined by his or her job level and is expressed as a percentage of base salary. The final award is determined by the amount available for disbursement (see Section 7), Company performance, and any adjustments for individual performance pursuant to Section 9.

9.Individual Performance

Based on performance and the achievement of individual goals (MBOs), modification to a participant’s target award can range from 0% to 150%. However, the total of all bonus awards for any Department cannot exceed 100% of the available pool unless approved by the Chief Financial Officer.

Revenue vs. Target	X	Individual Performance %	=	Individual Bonus Award

10.Administration

The bonus program will be administered by Alteryx’s Compensation Committee, with day- to-day management to be conducted by Human Resources and the Chief Financial Officer.

The Committee has authority, among other things, to:

◦determine eligibility for participation in the bonus program;
◦determine performance measures, performance targets, award opportunities and earned awards; and

◦interpret the bonus program and exercise its power to prescribe, amend, suspend or rescind the terms of the bonus program.

11.General Provisions

Alteryx may deduct any taxes required by law to be withheld upon payment of any bonus under this program.

Bonus awards granted under the program will not be transferrable other than by will or laws of descent and distribution.

Nothing in the program or in any bonus award granted will confer on an individual any right to an award, or to continue in the employ of the company or any of its subsidiaries or deter in any way the right of the company or any subsidiary to terminate any employment.